                                                                    EXHIBIT 11.1
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             THREE MONTHS ENDED      SIX MONTHS ENDED
                                                  APRIL 30,              APRIL 30,
                                             -------------------    --------------------
                                              1996        1995       1996        1995
                                             -------    --------    --------    --------
Weighted average shares outstanding.......    21,496      19,716      21,471      19,661
Common equivalent shares from
  stock options...........................       417         707         461         717
                                             -------    --------    --------    --------
Number of shares used in computing per
  share amounts...........................    21,913      20,423      21,932      20,378
                                             =======    ========    ========    ========
Net income................................   $11,329    $  6,797    $ 21,873    $ 12,776
                                             =======    ========    ========    ========
Net income per share......................   $  0.52    $   0.33    $   1.00    $   0.63
                                             =======    ========    ========    ========

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